Unity Bank Elects Raj Patel as Board Member

CLINTON, N.J., April 26 /PRNewswire-FirstCall/ -- Unity Bancorp, Inc. (Nasdaq: UNTY), parent company of Unity Bank, announced today that Unity Bank's Board of Directors elected Raj Patel to the Board of the Bank. Mr. Patel is currently serving as the President and CEO of the RAJA Group, a real estate acquisition company and CEO of Millennium Hospitality, a real estate holding company. Mr. Patel is also the founder of Rainbow Investments, a diverse business investment. Mr. Patel holds a Bachelors of Engineering from SP University, India. "Unity Bank has a significant Asian Indian customer base. Mr. Patel will help further expand our business development efforts in this market," said President and Chief Executive Officer, James A. Hughes. "The Board and I are delighted to have Mr. Patel assist us in achieving our strategic goals."

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with approximately $681 million in assets and $541 million in deposits. Unity Bank provides financial services to retail, corporate and small business customers through its 15 retail service centers located in Hunterdon, Middlesex, Somerset, Union and Warren counties in New Jersey and Northampton County, Pennsylvania. For additional information about Unity visit our website at http://www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company's control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.

SOURCE Unity Bancorp, Inc.
-0- 04/26/2007
/CONTACT: Alan Bedner, EVP, Chief Financial Officer of Unity Bancorp, Inc., +1-908-713-4308/
/Web site: http://www.unitybank.com /
(UNTY)